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                                                                   EXHIBIT 10.25

                         LETTER AGREEMENT OF EMPLOYMENT
                          INNOSERV TECHNOLOGIES, INC.

                            PERSONAL & CONFIDENTIAL

December 8, 1995

Mr. Michael G. Puls
8595 Calumet Way
Cincinnati, OH 45249

RE: OFFER OF EMPLOYMENT

Dear Mike:

    InnoServ Technologies, Inc.-Registered Trademark- ("The Company") is pleased to extend to you an offer of employment as set forth in this letter. In accordance with the proposed terms of employment, you will be named President and Chief Executive Officer of the Company and its subsidiaries, reporting to the Board of Directors, with all powers and duties consistent with these titles. You will also become a member of the Board of Directors of the Company on the day you begin employment.

    Your annual base salary will be $200,000 with the opportunity for annual merit increases with the first salary review occurring on or about July 1, 1996. You will be eligible for an annual bonus based on your performance against established objectives up to a maximum of 50% of your base salary.

    You will also receive a grant of options to purchase 150,000 shares of the Company's common stock pursuant to the Company's Stock Incentive Plan. The stock options will have an exercise price equal to the fair market value of the common stock as defined in the Company's Stock Incentive Plan on the date you become an employee of the Company and a term of ten years, and one-third of the stock options will vest on an annual basis so that after three years of employment the options will be fully vested. As you are aware, there are stock options available for grant to key employees in the discretion of the Company's Compensation Committee as part of an overall management group incentive program.

    Upon employment with the Company you will be eligible to participate in the Company's medical and dental insurance plans which are available to other officers and employees of the Company. You will be entitled to four weeks of paid vacation per year.

    If your employment is terminated by the Company for any reason other than for cause (which shall mean for all purposes herein fraud, dishonesty or willful misconduct), you will receive a severance payment by the continuation of your then current monthly salary (less appropriate withholding amounts) for 12 months following your separation. In addition, the Company will pay for your participation in its medical and insurance plans for 12 months following your separation. Payment of the severance benefit is conditioned upon your providing to the Company at the time of your separation a written release of any and all claims against the Company and your agreement not to compete with the Company or to hire any of its employees for a period of two years following your separation from the Company.

    If a Change of Control (as defined below) occurs, all or your then unvested stock options will vest immediately. Furthermore, if within six months following a Change of Control, your employment is terminated without cause, you will also receive a severance payment as provided for above plus a one-
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Mr. Michael G. Puls
December 8, 1995
Page 2
time payment equivalent to your prior year's bonus. If an employment termination as a result of a Change of Control occurs prior to your receiving a full year's bonus, your bonus for the purposes of the prior sentence shall be assumed to be 50% of your then base salary. Such payments shall be subject to the same conditions as set forth in the preceding paragraph.

    For purposes of the preceding paragraph a "Change of Control" shall be deemed to have occurred if (x) any "person" or "group" of "persons" (as the terms "person" and "group" are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 and the rules and regulations thereunder) is or becomes, after the date of your employment by the Company, the beneficial owner, directly or indirectly, of the securities of the Company representing 50% of the combined voting power of the then outstanding voting securities of the Company (whether by purchase or acquisition of such securities or by agreement to act in concert with respect to the voting of such securities or otherwise);
(y) all or substantially all of the assets and/or business of the Company is sold, transferred or otherwise disposed of to a third party; or (z) a majority of the Board of Directors of the Company shall be comprised of persons who were not elected to such offices as part of the "Company nominated slate" of directors (i.e., the slate of nominees proposed by the Board of Directors in office immediately prior to the election). Notwithstanding the foregoing, there shall be excluded from the definition of "Change of Control" any direct or indirect beneficial ownership change resulting in 50% or more of the combined voting power of the then outstanding securities of the Company being beneficially owned individually, jointly or as a group by Dudley A. Rauch, Samuel Salen, M.D., Donald G. Moehering, Michael M. Sachs, MEDIQ Incorporated or the trust created by agreement dated November 18, 1983 by Bernard B. Rotko as grantor (the "Rotko Trust") or any of affiliates, personal representatives, heirs, testamentary trusts or donees who are members of their family or any of them.

    In connection with your relocation to the Dallas area as soon as possible after commencing employment with the Company, the Company will pay your moving expenses to relocate you and your family from Cincinnati to Dallas and will pay you $100,000, less the aggregate amount of the moving expenses paid by the Company as provided above. This payment (the "Relocation Payment") will be made in two installments, $50,000 on the date you commence employment with the Company and the balance on March 15, 1996. In addition, the Company will make you a $100,000 loan (the "Relocation Loan") for up to one year in order to initially fund the down payment on the purchase of a residence in the Dallas area. The loan will be secured by a second lien on the residence and will bear interest at the same rate as the first mortgage you obtain from a commercial lender in connection with the purchase of the residence. Interest on the loan will be payable monthly and the full amount of the principal and accrued but unpaid interest will be due and payable on the first anniversary of the loan. In the event that the loan is not paid in full when due, any subsequent bonus payments from the Company to which you would otherwise be entitled will be used by the Company to repay the principal and accrued interest then outstanding on the loan.

    If during the first year of your employment, you voluntarily terminate your employment or are terminated by the Company for cause, you shall repay to the Company the Relocation Payment and the Relocation Loan shall immediately become due and payable. If prior to the full repayment of all principal of and interest on the Relocation Loan, you are terminated by the Company without cause, the Relocation Loan shall immediately become due and payable and the Company may use the severance benefits otherwise due you to satisfy the Relocation Loan, if not separately paid by you.

    Your employment will be governed by the legal principles applicable to employment at will and noting contained in this letter shall constitute a contract of employment.
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Mr. Michael G. Puls
December 8, 1995
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    We  look forward to working with you in  the future and are confident of the many contributions which you will make to the success of the Company.

                                          Very truly yours,

                                          INNOSERV TECHNOLOGIES,
                                          INC.-REGISTERED TRADEMARK-

                                          By:          /s/ SAMUEL SALEN

                                             -----------------------------------
                                                     Samuel Salen, M.D.

Agreed to and Acknowledged this
12th day of December, 1995

By:         /s/ MICHAEL G. PULS

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             Michael G. Puls

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